Exhibit 99.1

Contacts:

Andrew Graham

Chief Financial Officer

Trimeris, Inc.

(919) 806-4682

Trimeris Reports Second Quarter 2009 FUZEON Sales Results

  Fuzeon Sales increase 5% over the first quarter of 2009

DURHAM, N.C. - July 22, 2009 - Trimeris, Inc. (Nasdaq: TRMS) today announced worldwide net sales of FUZEON for the second quarter of 2009 were $29.1 million, down 24 percent from $38.3 million in the second quarter of 2008, and up 5 percent from $27.8 million in the first quarter of 2009. Net sales of FUZEON in the U.S. and Canada for the second quarter of 2009 were $9.7 million, down 39 percent from $16.1 million in the second quarter of 2008, and down 2 percent from $10.0 million in the first quarter of 2009. Net sales of FUZEON outside the U.S. and Canada for the second quarter of 2009 were $19.4 million, down 13 percent from $22.2 million in the second quarter of 2008, and up 9 percent from $17.8 million in the first quarter of 2009. All sales of FUZEON are recorded by F. Hoffmann-La Roche Ltd, ("Roche"), Trimeris' collaborative partner.

Net sales of FUZEON for the first half of 2009 were $56.9 million, a decrease of 30 percent from $81.0 million in the first half of 2008. Net sales of FUZEON in the U.S. and Canada for the first half of 2009 were $19.7 million, a decrease of 40 percent from $33.1 million in the first half of 2008. Net sales of FUZEON outside the U.S. and Canada for the first half of 2009 were $37.2 million, a decrease of 22 percent from $47.9 million in the first half of 2008.

Trimeris plans to release its complete financial results for the second quarter of 2009 in early August 2009.

Net Fuzeon Sales

The table below presents net FUZEON sales by quarter beginning in the first quarter of 2007:
(millions)	2009
	Q1	Q2	Q3	Q4	Total
U.S/Canada Net Sales	$10.0	$9.7			$19.7
Ex. U.S/Canada Net Sales	17.8	19.4			37.2
Global Net Sales	$27.8	29.1			$56.9
Brazil Purchase*	$7.1	$8.0			$15.1

	2008
	Q1	Q2	Q3	Q4	Total
U.S/Canada Net Sales	$17.0	$16.1	$14.9	$16.1	$64.2
Ex. U.S/Canada Net Sales	25.7	22.2	30.6	24.4	102.8
Global Net Sales	$42.7	$38.3	$45.5	$40.5	$167.0
Brazil Purchase*	-	-	$11.4	$10.0	$21.4

	2007
	Q1	Q2	Q3	Q4	Total
U.S/Canada Net Sales	$29.3	$32.9	$30.6	$31.5	$124.3
Ex. U.S/Canada Net Sales	35.0	29.2	43.3	35.0	142.5
Global Net Sales	$64.3	$62.0	$73.9	$66.5	$266.8
Brazil Purchase*	$6.0	-	$13.8	$7.3	$27.1

(numbers may not add due to rounding)

*included in Ex. U.S/Canada Net Sales and Global Net Sales

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; we are dependent on third parties for the sale, marketing and distribution of our drug candidates; the market for HIV therapeutics is very competitive with regular new product entries that could affect the sales of our products; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 13, 2009, and its subsequent periodic reports filed with the SEC.